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                       INTERNATIONAL COOPERATION AGREEMENT


         THIS AGREEMENT is entered into this 25th day of October, 1996, by and between AUTOTOTE CBS, INC. ("CBS"), a corporation duly organized and existing under the laws of Nevada, having and office at 675 Grier Drive, Las Vegas, Nevada 89119, and AUTOTOTE SYSTEMS, INC. ("ASI"), a corporation organized and existing under the laws of the State of Delaware, having an office at 100 Bellevue Road, Newark, DE 19714.

         The parties desire to cooperate in pursuing business relating to international sports and pari-mutuel wagering.

         In consideration of the mutual covenants contained herein, the parties agree as follows:

         1.       JOINT COOPERATION

                  (a) ASI and CBS, in the context of pursuing their normal activities outside of the United States, will each inform the other party of business opportunities for the supply of Race and Sports Book wagering systems (which shall not include the pari-mutuel race wagering business) ("Opportunity"). In connection with an Opportunity (introduced by either party), ASI will be the exclusive supplier of the necessary equipment and software it owns. CBS will operate the central hub system and enter into any necessary local joint venture arrangements. Each party shall bear its own costs and supply its products and services on an arms' length basis for the Opportunity. The relationship provided by this Agreement shall be an exclusive relationship. Opportunities include business outside Nevada in the United States.

                  (b) With respect to any Opportunity, each party shall grant the other party a right of first refusal which must be exercised within thirty
(30) days of written notice.

                  (c) CBS, without ASI's participation, may enter into a transaction with a customer for a sports wagering operation using IBM software.

                  (d) Opportunity shall not apply to the TOTIP Lottery and any lottery similar to the TOTIP Lottery where numbers are chosen from horse racing or other sporting (e.g., soccer) events. Such activities are the exclusive province of ASI.


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         2.       PERFORMANCE OF CONTRACTS

                  (a) If, within the term hereof, an Opportunity is available, the parties will negotiate an agreement ("Agreement") which shall contain mutually acceptable prices, terms and conditions, under which the Opportunity will be exploited. The parties will not propose commercially unreasonable terms. Any such arrangement will result in ASI having a participation equal to fifteen percent (15%) of the net profit derived by CBS, whether derived by virtue of the equity interest of CBS or the operating margin of CBS for the provision of services. An example of such arrangement is attached as Exhibit A.

                  (b) To the extent that any party decides not to participate in an Opportunity, they, respectively, will make available their respective software rights at commercially reasonable rates (to the extent not already subject to a right to use) so that the other party may proceed with such Opportunity.

                  (c) In the event ASI decides not to participate in an Opportunity or is unable or unwilling to deliver Products within forty-five (45) days of the scheduled delivery date, CBS shall have the right to manufacture, acquire or have manufactured Products pursuant to Section 1 of the Manufacturing Agreement.

         3.       COMMITMENTS

                  Nothing in this Agreement shall grant to either party the right to make commitments of any kind for or on behalf of the other party without the prior written consent of the other party.

         4.       COMPENSATION

                  Except for the compensation which may be paid to the parties in accordance with any such Agreement, each party shall bear all of its own expenses and liabilities incurred in connection with this Agreement.

         5.       COOPERATION AND ASSISTANCE

                  Each party shall furnish to the other party such cooperation and assistance as may be reasonably required hereunder; provided, however, that the parties, as between themselves, shall be deemed to be independent contractors, and the employees of one shall not be deemed to be the employees of the other.

         6.       EXCHANGE OF TECHNICAL INFORMATION

                  (a) During the term of this Agreement, each party, to the extent of their right to do so, shall exchange such technical information and data ("Data"), whether heretofore or hereafter created or acquired, as is reasonably required for each to perform its obligations hereunder. Each party covenants and agrees that it will, notwithstanding that this Agreement shall have terminated or expired, keep in confidence and prevent the disclosure to any person or persons outside their organizations or to any unauthorized person or persons of all Data which is designated by the disclosing party to be of a proprietary or confidential nature, and is received from the other under this Agreement, and which pertains to proprietary or confidential Data regarding its marketing strategies, technological techniques, processes, inventions and research and development except as required by law or court order. Each party shall use the same procedures to protect the other party's confidential information as it uses to protect its own confidential information.
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                  (b) Any proprietary information exchanged by the parties and entitled to protection hereunder shall be identified as such by (i) appropriate stamp or markings on the document exchanged, or (ii) written notice, with attached listings of all material, copies of all documents, and complete summaries of all oral disclosures (under prior assertion of proprietorship) to which each notice relates, delivered within two weeks of the disclosure.

                  (c) Unless authorized in writing by the party originally transmitting such proprietary information hereunder, the receiving party will not otherwise use or disclose such proprietary information during the above-mentioned period except that it may be disclosed to a government, provided any such disclosure bears an appropriate restrictive legend.

                  (d) Information shall not be afforded the protection of this Agreement if, on the effective date hereof, such information has been, or thereafter is:

                           (i) Developed by the receiving party independently of the furnishing party;

                           (ii) Rightly obtained without restriction by the receiving party from a third party;

                           (iii) Publicly available other than through the fault or negligence of the receiving party;

                           (iv) Internally developed without breach of this Agreement;

                           (v) Already known prior to the disclosure.

                  (e) Should the receiving party be faced with legal action or a requirement under government regulations to disclose proprietary information received hereunder, the receiving party shall promptly notify the furnishing party and, upon the request of the latter, shall cooperate with the furnishing party in contesting such disclosure.

                  (f) All proprietary information furnished hereunder shall remain the property of the furnishing party and shall be returned to it or destroyed promptly at its request, together with all copies made thereof by the receiving party. Upon request, the receiving party shall send the furnishing party a destruction certificate.
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                  (g) No license under any patents is granted or conveyed by one party's transmitting proprietary information or other information to the other party hereunder, nor shall such a transmission constitute any representation, warranty, assurance, guaranty or an inducement by the transmitting party to the other party with respect to infringement of patent or other rights of others.

         7.       INVENTIONS AND PATENTS

                  The originating party shall retain all right, title and interest in and to any invention, discovery, technique, improvement or modification (collectively, "Invention"), whether or not patentable or copyrightable, conceived or made in whole or in part by such party during the term of this Agreement or any extension thereof. In the event of an Invention in which both parties hereto shall be active participants, the Invention shall be owned jointly and the parties shall establish through good faith negotiation their respective rights therein.

         8.       TERMINATION

                  This Agreement shall terminate eight (8) years from the date hereof or the termination of the authorized exclusive Distributorship Agreement, whichever is later, unless earlier terminated as hereinafter provided, or upon the requirement of any regulatory agency law or regulation in Nevada and in accordance with any condition contained therein.

         9.       OTHER ARTICLES AND SERVICES

                  Nothing in this Agreement shall be interpreted to prevent either party from selling standard articles and other items and services not uniquely identified with the Opportunity which it regularly offers for sale or license to private or governmental customers.

         10.      GOVERNING LAW

                  This Agreement shall be deemed to be a Nevada contract and governed by the laws of the State of Nevada. Any disputes shall be resolved in a court of competent jurisdiction in Clark County, Nevada.

         11.      DUPLICATE ORIGINALS

                  This Agreement may be executed in duplicate and each shall be deemed to be an original.


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         12.      PUBLICITY

                  No publicity or advertising regarding any Opportunity or relating to this Agreement shall be released by a party without the prior written approval of the other party (which consent shall not be unreasonably withheld). This provision shall not apply to any disclosure required by law or by regulation of any federal, state or local governmental agency.

         13.      SUCCESSORS AND ASSIGNS

                  (a) This Agreement shall not be assigned without the written permission of the non-assigning party, such permission not to be unreasonably withheld.

                  (b) This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto.

         14.      ENTIRE AGREEMENT

                  (a) This Agreement constitutes the entire agreement between the parties hereto relating to the specific subject matter hereof.

                  (b) There are no terms, obligations, covenants, representations, statements, or conditions other than those contained herein.

                  (c) No variations or modification of this Agreement or waiver of any terms or provisions hereof shall be deemed valid unless in writing and signed by both parties hereto.

         15.      VALIDITY

                  The invalidity in whole or in part of any term or condition of this Agreement shall not affect the validity of the rest of this Agreement or any other term or conditions herein.

         16.      WAIVER

                  The failure by either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not constitute a waiver of such provision or the right of such party to then or thereafter enforce each and every provision hereof.

         17.      LIABILITY

                  NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES HEREUNDER.
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         18.      NOTICES

                  All notices of communications (other than normal business communications) required by this Agreement or desired to be given hereunder, shall be in writing addressed as stated above and given by certified or registered mail, return receipt requested, or by telex and shall be deemed to be given when received.

         19.      HEADINGS

                  The paragraph headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the paragraphs to which they appertain.

         20.      GAMING REGULATION

                  Distributor may terminate this Agreement or the relevant portion(s) of this Agreement if Autotote or CBS is prevented from performing hereunder due to any decision by any gaming authority in Nevada. Should any gaming regulatory authority in Nevada require this Agreement to be terminated, this Agreement shall be terminated upon such conditions required by law, regulation or conditions imposed by the gaming regulatory authority in Nevada.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                     AUTOTOTE CBS, INC.


                                     By: /s/ Victor Salerno
                                         ---------------------------------
                                         Name:
                                         Title:


                                     AUTOTOTE SYSTEMS, INC.


                                     By: /s/ William Luke
                                         ----------------------------------
                                         Name:  William Luke
                                         Title: Vice President